UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Kerr-McGee Corporation (the "Company") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on April 6, 2005 in connection with the solicitation of proxies for the election of two directors to the Company's Board of Directors at the Company's 2005 Annual Meeting of Stockholders.

KM memo

To:	All Employees
From:	Luke Corbett, Chairman and Chief Executive Officer
Date:	April 6, 2005

        Kerr-McGee's 2004 Annual Reports are printed and on their way to the company's stockholders. You will receive Kerr-McGee's annual report and proxy if you own KMG stock in the Savings Investment Plan (SIP), the Employee Stock Ownership Plan (ESOP) or in your own name. The proxy provides information on the May 10 annual meeting, board nominees and other items on which stockholders will vote.

        If you are a stockholder, it's important that you carefully read the annual report and proxy. Owning stock gives you the right to vote on the important company issues described in the proxy. We encourage you to vote your shares as recommended by the Board by returning the white proxy card as soon as possible.

        We urge you not to mail, sign or vote any proxy card sent to you by the Icahn Group. A submission of an Icahn Group proxy card will cancel any previously voted proxy card in support of Kerr-McGee's Board of Directors.

        If you hold shares in the SIP or ESOP and don't return the proxy, your shares are voted in the same proportion as the returned proxies.

        The proxy and other documents recently filed by Kerr-McGee with the U.S. Securities and Exchange Commission (SEC) are available for you to read through the company's Internet site, www.kerr-mcgee.com. Click on the Investor Relations tab, then Financial Materials & SEC filings. From there, go to SEC filings.

        If you have any questions on voting your shares, please call the firm assisting the Board of Directors in the solicitation of proxies, Georgeson Shareholder Communications, Inc., 1-877-278-6310 toll free.